Exhibit 99.1

News Release

For Immediate Release	http://www.ball.com
Investor Contact:	Ann. T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces Record First Quarter Earnings

BROOMFIELD, Colo., April 28, 2005—Ball Corporation [NYSE:BLL] today reported first quarter earnings of $58.6 million, or 51 cents per diluted share, on sales of $1.32 billion, compared to $46.8 million, or 41 cents per diluted share, on sales of $1.23 billion in the first quarter of 2004.

For the second year in a row, both sales and earnings were records for a Ball first quarter. Improvement in sales in all three of the company’s business segments contributed to the record results.

R. David Hoover, chairman, president and chief executive officer, said part of the improvement in 2005 was due to some of Ball’s metal food can customers buying more product than would be normal in advance of price increases brought about by the rising cost of steel used to manufacture the cans. He also noted that lower selling and administrative costs and the decline of the U.S. dollar against the euro and Canadian dollar compared to a year ago contributed to the company’s improved first quarter earnings.

North American Packaging Segment

Earnings in the company’s North American packaging segment were $78.3 million on sales of $844 million, compared to $66.6 million on sales of $787 million in the first quarter of 2004.

“In addition to the strong demand for steel food cans in the quarter, we had a full quarter’s results from our large metal food can plant in California this year where in the first quarter of 2004 we had only two weeks’ results after acquiring the facility late in the quarter,” Hoover said. “Sales of PET plastic bottles also were up over the first quarter of 2004, due in part to increased sales of Heat-Tek™ bottles for hot-filled beverages. Sales of metal beverage containers were below last year’s levels as a result of poor weather, changes in customer locations we serve and downtime needed to complete the conversion of a production line to 24-ounce cans from 12-ounce cans.”

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Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. – 2

The conversion of that manufacturing line in Ball’s Golden, Colo., plant is nearly complete and will enable Ball to more efficiently meet the growing demand for 24-ounce cans while adding flexibility elsewhere in the company’s system to manufacture other can sizes. Ball is one of the largest suppliers of custom beverage cans in the world.

International Packaging Segment

Earnings in the international packaging segment were $30.3 million on sales of $298 million, compared to $27.6 million on sales of $284 million in the first quarter of 2004. Currency gains and lower operating costs in our European operations were somewhat offset by a small charge in China for the full write-off of an equity-owned joint venture.

“We saw modest sales growth in both China and Europe in the first quarter of 2005,” Hoover said. “Demand for beverage cans in Germany remains weak but that is being offset somewhat by stronger demand elsewhere in Europe. We are encouraged by what appears to be progress towards an acceptable, workable solution to the German deposit situation, though we do not expect a meaningful turnaround there in 2005. Meanwhile, we continue to take steps to adapt to the disruption and better position ourselves, including the recent conversion of a line at our plant in the Netherlands from the production of steel cans to aluminum cans.”

The start up of Ball’s new metal beverage can plant in Belgrade, Serbia, remains on schedule for the second quarter of 2005. The Belgrade plant will strengthen Ball’s ability to meet the growing demand in Eastern Europe.

Aerospace and Technologies Segment

The aerospace and technologies segment had earnings of $8.9 million on sales of $182 million in the quarter, compared to $11.2 million on sales of $160 million in the first quarter of 2004. The lower earnings compared to a year ago were the result of a $3.8 million write-down of a small aerospace equity investment to net realizable value. Management intends to complete the sale of this non-strategic investment before the end of 2005.

“We are pleased with the progress we are making and we are expanding our facilities and capabilities to keep pace with the growth,” Hoover said. “Ball Aerospace is winning new business and at the same time completing a few long-lived projects that have been pulling down our margins.”

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Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 3

During the first quarter Ball was selected by NASA’s Goddard Space Flight Center to build the Global Precipitation-Microwave Imager as part of an international effort to complete a constellation of spacecraft to improve climate and weather predictions.

Outlook

“Ball Corporation has enjoyed much success in recent years, and we are pleased that 2005, the 125th year of our company, began with a record first quarter,” Hoover said. “Still, we realize the exceptionally strong performance of our food can operations in the first quarter likely is due to timing and came at the expense of the rest of the year.

“We expect our plastic container operations to continue to show improvement over last year. As is always the case, weather and customer promotion activities will help determine the results in our packaging operations. Our international segment should benefit from the addition during the second quarter of our new beverage can plant in Serbia and from good demand in China and much of Europe except Germany. Our aerospace and technologies segment should have a full year better than the last two, which were the best two in its history,” Hoover said.

Raymond J. Seabrook, senior vice president and chief financial officer, said, “As we look to the full year, capital spending could somewhat exceed $300 million and our share repurchase program may exceed $175 million rather than the $150 million previously anticipated. Full year free cash flow still is tracking in the $225 million range.”

“Even with all of the positives, we know 2005 will be challenging with cost pressures throughout our packaging businesses and accommodating the growth in our aerospace and technologies segment,” Hoover said. “We are excited by our capital investments in our best performing product lines as we prepare our businesses for future profitable growth.”

Ball Corporation is a supplier of metal and plastic packaging products, primarily for the beverage and food industries. The company also owns Ball Aerospace & Technologies Corp., which develops sensors, spacecraft, systems and components for government and commercial markets. Ball Corporation employs more than 13,200 people and reported 2004 sales of $5.4 billion.

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Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Ball Corp. - 4

Listen to Ball Management Briefing

Ball Corporation [NYSE:BLL] will host a management briefing and review of the company’s operations at 2 p.m. (Eastern) today at the Waldorf-Astoria Hotel in New York City. The briefing replaces, for this quarter, the company’s quarterly earnings conference call. The investing public and others are invited to attend the briefing or to participate via toll-free telephone access at 800-638-5439 (domestic) or 617-614-3945 (international) using the pass code “Ball Corporation,” or via live Web cast at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=1035473.

A telephone replay of the briefing will be available approximately two hours after the briefing concludes and will be accessible for seven days at 888-286-8010 (domestic) or 617-801-6888 using the pass code 44341276. A Web replay of the briefing will be available at www.ball.com in the investor relations section under “presentations” for at least 30 days after the briefing.

Forward-Looking Statements

The information in this news release contains "forward-looking" statements and other statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates,” and variations of same and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission, especially in Exhibit 99.2 in the most recent Form 10-K. These filings are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in consumer and customer demand; availability and cost of raw materials, particularly the recent significant increases in resin, steel, aluminum and energy costs, and the ability to pass such increases on to customers; competitive packaging availability, pricing and substitution; changes in climate and weather; fruit, vegetable and fishing yields; industry productive capacity and competitive activity; lack of productivity improvement or production cost reductions; the German mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; international business risks, including foreign exchange rates, tax rates and activities of foreign subsidiaries; and the effect of LIFO accounting on earnings. Factors that might affect aerospace segment include: funding, authorization and availability of government contracts and the nature and continuation of those contracts; and technical uncertainty associated with segment contracts. Factors that could affect the company as a whole include those listed plus: acquisitions, joint ventures or divestitures; regulatory action or laws including environmental and workplace safety; governmental investigations; goodwill impairment; antitrust and other litigation; strikes; boycotts; increases in employee benefits and labor costs; rates of return projected and earned on assets of the company's defined benefit retirement plans; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or management’s evaluation of the company’s internal control over financial reporting.

9/05	# # #

Ball Corporation

10 Longs Peak Drive • PO Box 5000 • Broomfield, CO 80021 • (303) 460-2103

“Our Quasquicentennial Year”

Condensed Financials (1st quarter 2005)
Unaudited Statements of Consolidated Earnings
	Three months ended
($ in millions, except per share amounts)	April 3, 2005	April 4, 2004

Net sales (Note 1)	$1,324.1	$1,231.5

Costs and expenses
Cost of sales (excluding depreciation and amortization)	1,096.8	1,012.5
Depreciation and amortization	53.4	53.8
Selling, general and administrative	63.0	71.1

	1,213.2	1,137.4

Earnings before interest and taxes (Note 1)	110.9	94.1

Interest expense	(25.8)	(28.3)
Tax provision	(29.8)	(21.5)
Minority interests	(0.2)	(0.3)
Equity in results of affiliates	3.5	2.8

Net earnings	$58.6	$46.8

Earnings per share (a):
Basic	$0.52	$0.42
Diluted	$0.51	$0.41
Weighted average shares outstanding (000's) (a):
Basic	111,628	111,347
Diluted	114,036	114,060

(a) Per share and share amounts have been retroactively restated for the two-for-one stock split on August 23, 2004.

Condensed Financials (1st quarter 2005)
Unaudited Statements of Consolidated Cash Flows
	Three months ended
($ in millions)	April 3, 2005	April 4, 2004
Cash Flows From Operating Activities:
Net earnings	$58.6	$46.8
Depreciation and amortization	53.4	53.8
Prepaid common stock repurchase	(108.5)	--
Other changes in working capital	(148.6)	(190.1)
Other	(15.9)	20.1

	(161.0)	(69.4)

Cash Flows From Investing Activities:
Additions to property, plant and equipment	(80.6)	(34.9)
Business acquisitions	--	(17.0)
Other	(7.9)	(5.8)

	(88.5)	(57.7)

Cash Flows From Financing Activities:
Net change in borrowings	142.3	155.3
Dividends	(11.1)	(8.4)
Issuance (purchase) of common stock, net	8.7	(14.6)
Other	--	(0.4)

	139.9	131.9

Effect of exchange rate changes on cash	(2.3)	(0.1)

Increase (decrease) in cash and cash equivalents	(111.9)	4.7
Cash and cash equivalents-beginning of period	198.7	36.5

Cash and cash equivalents-end of period	$86.8	$41.2

Condensed Financials (1st quarter 2005)
Unaudited Consolidated Balance Sheets
($ in millions)	April 3, 2005	April 4, 2004
Assets
Current assets
Cash and cash equivalents	$86.8	$41.2
Receivables, net	441.0	372.8
Inventories, net	714.5	645.5
Prepaid common stock repurchase	108.5	--
Deferred taxes, prepaids and other current assets	85.1	89.4

Total current assets	1,435.9	1,148.9
Property, plant and equipment, net	1,534.8	1,466.9
Goodwill	1,361.8	1,300.9
Other assets	285.8	336.4

Total assets	$4,618.3	$4,253.1

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$145.0	$208.8
Payables and accrued liabilities	874.3	763.3

Total current liabilities	1,019.3	972.1
Long-term debt	1,631.0	1,632.4
Other liabilities and minority interests	847.2	825.7
Shareholders’ equity	1,120.8	822.9

Total liabilities and shareholders’ equity	$4,618.3	$4,253.1

Notes to Condensed Financials (1st quarter 2005)
	Three months ended
($ in millions)	April 3, 2005	April 4, 2004
1. Business Segment Information
Sales-
North American packaging-
Metal beverage	$544.1	$549.3
Metal food	184.2	145.1
Plastic containers	115.8	93.0

	844.1	787.4

International packaging-
Europe metal beverage	255.8	242.0
Asia metal beverage and plastic containers	42.2	41.8

	298.0	283.8

Aerospace and technologies	182.0	160.3

Consolidated net sales	$1,324.1	$1,231.5

Earnings before interest and taxes
North American packaging	$78.3	$66.6
International packaging	30.3	27.6
Aerospace and technologies	8.9	11.2

Segment earnings before interest and taxes	117.5	105.4
Undistributed corporate costs	(6.6)	(11.3)

Earnings before interest and taxes	$110.9	$94.1

2.  Free Cash Flow

Management internally uses a free cash flow measure (1) to evaluate the company’s operating results, (2) for planning purposes, (3) to evaluate strategic investments and (4) to evaluate the company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. generally accepted accounting principles (a non-U.S. GAAP measure). Non-U.S. GAAP measures should not be considered in isolation or as a substitute for net earnings or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures of other companies.

Free cash flow is derived directly from the company’s cash flow statements and is defined as cash flows from operating activities less additions to property, plant and equipment. Cash flow from operating activities is the most comparable GAAP term to free cash flow and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. Based on our current 2005 forecast, capital spending could somewhat exceed $300 million and full year 2005 free cash flow is tracking in the $225 million range.